UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2016

VERSAR, INC.

(Exact name of Registrant as specified in its charter)

Delaware	1-9309	54-0852979
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6850 Versar Center Springfield, Virginia 22151
(Address of principal executive offices)
(Zip Code)

(703) 750-3000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

As previously disclosed by Versar, Inc. (the “Company”), on May 26, 2016, the Company, certain of its subsidiaries and Bank America. N.A. (the “Lender”) as the lender and letter of credit issuer for a revolving credit facility in the amount of $25 million and a term facility in the amount of $5 million entered into a Second Forbearance Agreement pursuant to which the Lender agreed to forbear from exercising any and all rights or remedies available to it under the Loan Agreement and applicable law related to certain covenant defaults for a period ending on the earliest to occur of: (a) a breach by the Company of any obligation or covenant under the Forbearance Agreement, (b) any other default or event of default under the Loan Agreement or (c) June 30, 2016 (the “Forbearance Period”).

The covenant defaults under the credit facility have continued through the fiscal quarter ended July 1, 2016 and on July 1, 2016, the Company and the Lender entered into a Third Forbearance Agreement (“Third Agreement”), superseding the Second Forbearance Agreement. The Third Agreement extends the Forbearance Period through September 30, 2016 and allows the Company to borrow funds pursuant to the Loan Agreement, consistent with current Company needs as set forth in a 13-week cash flow forecast required by the Third Agreement and subject to certain caps on revolving borrowings initially of $15.5 million and reducing to $13.5 million for the period September 1 through September 30, 2016 as set forth therein. In addition, the Third Agreement provides that from and after June 30, 2016 outstanding amounts under the credit facility will bear interest at the default interest rate set forth in the credit facility equal to the LIBOR Daily Floating Rate (as defined in the credit facility) plus 3.95%, requires that the Company provide a 13 week cash flow forecast updated on a weekly basis to the Lender, and waives any provisions prohibiting the financing of insurance premiums for policies covering the period of July 1, 2016 to June 30, 2017 in the ordinary course of the Company’s business and in amounts consistent with past practices. The Third Agreement also requires the Company to pursue alternative sources of funding for its ongoing business operations.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: July 1, 2016	VERSAR, INC.

	By:	/s/ James D. Villa
James D. Villa
Senior Vice President and General Counsel

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